UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 23, 2011

Date of Report (Date of earliest event reported)

IMMERSION CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-27969	94-3180138
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

801 Fox Lane, San Jose, CA	95131
(Address of principal executive offices)	(Zip Code)

(408) 467-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Approval of Executive Bonus Plan

On February 23, 2011, the Compensation Committee of the Board of Directors of Immersion Corporation (the “Company”) approved the 2011 Executive Bonus Plan (the “Plan”) for officers other than the Chief Executive Officer and the Board of Directors approved the Plan for the Chief Executive Officer. Pursuant to the Plan, individuals who are executive officers of the Company, including each of the Company’s named executive officers, are eligible to receive annual cash awards following the end of the year, based upon the attainment of performance objectives established by the Compensation Committee of the Board of Directors for the year, including revenue targets, EBITDA and other business objectives. The Chief Executive Officer’s bonus target has been increased from 60% to 80% of his base salary. The Chief Executive Officer can have the amount of the bonus increased or decreased based on a discretionary multiplier that is determined by the Board of Directors. Officers other than the Chief Executive Officer can have the amount of the bonus increased or decreased based on a discretionary multiplier that is recommended by the Chief Executive Officer and approved by the Compensation Committee.

In the event that a participant receives payment under this Plan and the Company later determines or uncovers an act or event of fraud or financial misstatements, the Company shall have the right, at its own discretion, to recover any or all of the bonus paid to the participant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMERSION CORPORATION

Date: March 1, 2011	By:	/s/Amie Peters
Name: Amie Peters
Title: General Counsel